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                                                                 EXHIBIT 10.30



                            ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT (this "AGREEMENT") is made this 15 day of September, 1999, by and between National Information Consortium, Inc., a Colorado corporation ("BUYER"), and Electric Press, Inc., a Virginia corporation ("SELLER").

                                R E C I T A L S:

         A. Buyer desires to purchase, and Seller desires to sell, substantially all of Seller's assets, properties and rights in the business conducted by Seller's eFed division (the "BUSINESS").

         B. Buyer is to acquire only specified liabilities in connection with its purchase of the Business, as herein described.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, agreements, representations, warranties and covenants herein contained, the parties hereby agree as follows:

                                    SECTION 1

                           PURCHASE AND SALE OF ASSETS

         1.1. CLOSING DATE. The closing (the "CLOSING") of the transactions contemplated hereby shall be held at the offices of counsel to Buyer, Morrison & Foerster LLP, 2000 Pennsylvania Avenue, NW, Washington, D.C. 20006-1888 on the second Business Day following the satisfaction or waiver of all of the conditions specified in Sections 4.3, 4.4 and 4.5 or on such other date as may be mutually agreed upon by the parties (the "CLOSING DATE").

         1.2.     SALE OF ASSETS.

         At the Closing, Seller shall sell, transfer, convey, assign and deliver to the Subsidiary, free and clear of all liens, security interests, other encumbrances, restrictions on transfer and adverse claims ("ENCUMBRANCES"), and Buyer shall purchase from Seller, all of Seller's right, title and interest in the assets, properties, goodwill and rights of Seller set forth on
SCHEDULE 1.2(a) (the "Assets").

                  (a) Without limiting the generality of the foregoing or the description of "Assets" set forth on Schedule 1.2(a), the Assets shall include the following:

                           (i) Seller's entire right, title and interest in and to all current and archived code, articles, reviews, ratings, commentary and other content, including all web site pages, used exclusively in connection with the Business, including media on which only such content is stored, and further including all inventory of such materials, whether in printed form or on film, microfilm, microfiche or other negative;

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                           (ii) all of the software and scripting, in all
         formats (including object and source formats), relating to or used exclusively in connection with the Business, including all web site design and operational software set forth on Schedule 1.2(a), and including with respect thereto: (1) all inventories of computer program code (in all media) for said software and scripting; (2) any related documentation and user materials; and (3) Seller's rights under all related warranties; the source and object code for the procurement management software used by Seller to conduct the Business;

                           (iii) the web sites and the domain names described in
         SCHEDULE 1.2(a)(iii);

                           (iv) the tangible personal property used to conduct the Business to the extent listed in SCHEDULE 1.2(a)(iv), together with all related documentation and user materials, and all related warranties;

                           (v) Seller's entire right, title and interest to the third-party software licensed by Seller used exclusively in connection with the Business, including any related documentation and user materials, and Seller's rights under all related warranties;

                           (vi) all of the technical data and know-how, including research, product plans, marketing materials, developments, inventions, discoveries, processes, formulas, algorithms, technology, designs, drawings, and business strategies, presently used exclusively in and material to, the Business;

                           (vii) all of the trademarks, service marks, and trade names (including registrations, licenses, and applications to register pertaining thereto) used to identify the Business and/or its goods or services (including any trademarks registered, or for which registration is applied, after the date hereof), as set forth on
         SCHEDULE 1.2(a)(vii) (the "TRADEMARKS");

                           (viii) all patents and copyrights (including registrations, licenses, and applications to register pertaining thereto), and all other intellectual property rights, trade secrets, and other proprietary information, processes, and formulas used exclusively in the Business;

                           (ix) all accounts receivable of Seller relating to the Business (the "ACCOUNTS RECEIVABLE") as specified in a schedule to be prepared by Seller in accordance with an accounting procedure to be agreed upon by Buyer and Seller and provided to Buyer by Seller two days prior to the Closing Date (the "ACCOUNTS RECEIVABLE SCHEDULE");

                           (x) all goodwill of the Business as a going concern; all goodwill associated with the Trademarks;

                           (xi) Seller's entire right, title and interest in, to and under all contracts, agreements, licenses, permits, arrangements, permissions and other commitments and

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         arrangements, oral or written, with any person or entity (including legal authorities) with respect solely to the Business, including, subject to the consent of the applicable government agency, all contracts with governmental bodies or agencies under which Seller provides services in connection with the Business; PROVIDED that Buyer acknowledges that certain government contracts, specified on
         SCHEDULE 1.2(a)(xi), require the prior consent of the other parties to the assignment of such contracts;

                           (xii) all rights of Seller under express or implied warranties from suppliers or contractors with respect to the Assets;

                           (xiii) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind arising out of the Assets or the Business;

                           (xiv) all existing business and marketing records of the Business, including accounting and operating records, asset ledgers, inventory records, budgets, databases, customer lists, employment and consulting agreements, supplier lists, information and data respecting leased or owned equipment, files, books, correspondence and mailing lists, creative, promotional and advertising materials and brochures, and other business records; and

                           (xv) all media, including disks, tapes and CDs, and other tangible property necessary for the transfer of the Assets from Seller to Buyer pursuant to the terms and conditions of this Agreement.

         1.3. BILL OF SALE. The sale and delivery of the Assets shall be effected by a Bill of Sale, Assignment and Assumption Agreement in the form of EXHIBIT A attached hereto (the "BILL OF SALE") and such endorsements, assignments, licenses, drafts, checks and other instruments of transfer and conveyance, agreements, and documents in form described herein or reasonably acceptable to Buyer; PROVIDED that the consent to the assignment of contracts relating to the Business between Seller and the United States government shall be accomplished by a separate agreement among Buyer, Seller and the United States government (the "Novation").

         1.4.     ASSUMED LIABILITIES.

                  (a) At the Closing, Buyer shall assume:

                           (i) the trade accounts payable of the Seller relating to the Business that were incurred in the ordinary course of the Business and are set forth on SCHEDULE 1.4(a) (the "Assumed Liabilities Schedule") prepared by Seller in accordance with an accounting procedure to be agreed upon by Buyer and Seller and provided to Buyer by Seller two days prior to the Closing;

                           (ii) the duties and obligations required to be performed after the Closing under the contracts, leases and other agreements included in the Assets; and

                           (iii) the employment related payables of Seller to the extent specifically

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         related to the operation of the Business arising subsequent to the
         Closing and set forth on SCHEDULE 1.4(a).

                  (b) Seller shall, when due, satisfy all of its liabilities or obligations, except for the liabilities listed on the Assumed Liabilities Schedule.

         1.5. BASE PURCHASE PRICE. As consideration for the sale and transfer of the Assets, Buyer shall pay or deliver to Seller at the Closing:

                  (a) $15 million in cash and

                  (b) 606,000 shares of Buyer's common stock ("BUYER COMMON STOCK");

PROVIDED that the 606,000 shares of Buyer Common Stock delivered under in this
Section 1.5 shall be issued pursuant to the terms and restrictions contained in
Section 1.9; and PROVIDED FURTHER that all shares of Buyer Common Stock delivered pursuant to this Section 1.5 and any other provision of this Agreement shall be valued at $16.50165 per share, unless the terms of such other provision specifically calculate the per share valuation of Buyer Common Stock on a different basis.

         1.6. ADDITIONAL PURCHASE PRICE. Buyer shall make additional payments to Seller as follows:

                  (a) On or before March 31 of 2000, 2001, 2002, 2003 and 2004
(each, a "REVENUE PAYMENT DATE") Buyer shall at its option either (i) issue to Seller a number of shares of Buyer Common Stock or (ii) pay the cash equivalent of the prior clause (i) determined as of such date (the "REVENUE PAYMENT") determined by the following formula:

                           (__(X-Y)____) * 606,000
                           ($200,000,000)

where (X) means Cumulative Business Revenues and (Y) means Cumulative Previous Business Revenues on which a Revenue Payment has been made.

         The Revenue Payment shall be payable on the first Revenue Payment Date on which the Cumulative Business Revenues is equal to or exceeds $10,000,000. Buyer shall not be obligated to issue more than 606,000 shares of Buyer Common Stock.

                  (b) On or before March 31 of 2000, 2001, 2002, 2003 and 2004
(each, an "EBITDA PAYMENT DATE"), Buyer shall issue to Seller a number of shares of Buyer Common Stock (the "EBITDA PAYMENT") determined by the following formula:

                           (__(X-Y)____) * Potential EBITDA Shares
                           ($110,000,000)


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where (X) means Cumulative Business EBITDA and (Y) means Cumulative Previous
EBITDA on which an EBITDA payment has been made.

         The EBITDA Payment shall be payable on the first EBITDA Payment Date on which the Cumulative EBITDA is equal to or exceeds $10,000,000. Buyer shall not be obligated to issue more than the number of Potential EBITDA Shares to Seller.

                  (c) For purposes of this Agreement, terms used in subsections
(a) and (b) above shall be defined as follows:

                           (i) "CURRENT YEAR BUSINESS REVENUES" means revenues reflected on Buyer's financial statements for the calendar year immediately preceding the Revenue Payment Date which were derived by Buyer from the operation of the Business, determined in accordance with generally accepted accounting principles applied on a consistent basis, based upon audited financial statements of Buyer performed by its independent accounting firm.

                           (ii) "CUMULATIVE BUSINESS REVENUES" means the total of all Current Year Business Revenues for the calendar years ending prior to the Revenue Payment Date.

                           (iii) "CUMULATIVE PREVIOUS BUSINESS REVENUES" means the total of all Current Year Business Revenues for calendar years ending more than one year prior to a particular Revenue Payment Date.

                           (iv) "CURRENT YEAR BUSINESS EBITDA" means earnings before interest, taxes and depreciation reflected on Buyer's financial statements for the calendar year immediately preceding the EBITDA Payment Date which were derived by Buyer from the operation of the Business, determined in accordance with generally accepted accounting principles applied on a consistent basis, based upon audited financial statements of Buyer performed by its independent accounting firm, subject to the limitations of Section 1.6(c)(viii) below.

                           (v) "CUMULATIVE EBITDA" means the total of all Current Year EBITDA for the calendar years ending prior to the EBITDA Payment Date.

                           (vi) "CUMULATIVE PREVIOUS EBITDA" means the total of all Current Year EBITDA for calendar years ending more than one year prior to a particular EBITDA Payment Date.

                           (vii) "POTENTIAL EBITDA SHARES" means $10,000,000 divided by the average of the closing sale price of Buyer Common Stock on the Nasdaq National Market on each of the five (5) trading days immediately preceding (but not including) the first EBITDA Payment Date on which Buyer is obligated to issue Buyer Common Stock to Seller with respect to an EBITDA Payment.

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                           (viii) For the purposes of determining Current Year
         Business EBITDA, Buyer shall not allocate to the Business any corporate financial overhead, accounting or legal expenses that are not incurred in the operation of the Business.

                           (ix) Buyer shall manage and operate the Business and the Assets as a separate business unit after the Closing, and shall maintain a financial reporting system that will separately account for the revenue and expenses of the Business and the Assets, through December 31, 2003 (the "Earn Out Period"). Moreover, neither Buyer (through operating divisions or units other than the Business) nor its subsidiaries or other entities contracted by it shall, during the Earn Out Period,(x) compete with the Business; (y) transfer personnel from the Business without Seller's consent, which shall not be unreasonably withheld; or (z) cause or permit assets of the Business to be sold or transferred without Seller's consent, which consent shall not be unreasonably withheld. For the purposes of calculating the Revenue Payment, Buyer shall not allocate to the Business expenses or costs that are not incurred in the operation of the Business.

         1.7. ALLOCATION. Within 90 days after the Closing Date, Buyer shall prepare and finalize a schedule setting forth an allocation of the Purchase Price among the Assets (the "ALLOCATION SCHEDULE"), subject to the approval of Seller which shall not be unreasonably withheld. Each party agrees to report the transactions contemplated hereby for federal income tax and all other tax purposes (including for purposes of Section 1060 of the Internal Revenue Code of 1986, as amended (the "CODE")) in a manner consistent with the Allocation Schedule, and in accordance with all applicable rules and regulations, and to take no position inconsistent with the allocation set forth therein in any administrative or judicial examination or other proceeding. Each of Buyer and Seller shall timely file the appropriate forms in accordance with the requirements of Section 1060 of the Code and this Section.

         1.8.     METHOD OF PAYMENT.

                  (a) Except as otherwise expressly provided herein, all cash payments from one party to another under this Agreement shall be made by wire transfer in United States dollars to an account designated in writing by the party to receive such payment. With respect to all payments made pursuant to this Section 1, the parties agree that such designation has been already been provided in advance of the scheduled date of payment and need not be provided two Business Days before the Closing Date.

                  (b) Buyer shall not be required to deliver or issue fractional shares, and instead may deliver an equivalent cash amount in lieu of any fractional share.

                  (c) Any payment or delivery hereunder due on a day which is not a Business Day shall be postponed, without interest, until the next Business Day.

                  (d) Buyer shall have no obligation to register under the Securities Act of 1933, as amended (the "Securities Act"), any shares of Buyer Common Stock delivered to Seller pursuant to this Agreement except as provided in Section 6 herein.

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                  (e) Buyer shall be entitled to deduct and withhold from any payment or delivery of Buyer Common Stock to Seller or Shareholders hereunder such amount as Buyer is legally required to deduct and withhold with respect to the making of such payment or delivery under the Code or any provision of state, local or foreign tax laws.

         1.9.     REPURCHASE RIGHT; CANCELLATION RIGHT; ESCROW.

                  (a) With respect to 151,500 shares (the "Indemnity Shares") of the Buyer Common Stock to be delivered to the Seller at the Closing pursuant to
Section 1.5(b):

                           (i) The Indemnity Shares shall be divided equally between and issued to each of Walter L. Mazan II, Robert Main and Ronald Linehan (each a "Shareholder"). The certificates representing the Indemnity Shares shall each be stamped or otherwise imprinted with a legend in the form set forth on EXHIBIT B attached hereto, which, inter alia, shall have the effect of prohibiting each of the Shareholders from offering to sell, contracting to sell or otherwise selling, disposing of, loaning, pledging or granting any rights with respect to any such shares of Buyer, any options or warrants to purchase any such shares of Buyer Common Stock, or any securities convertible into or exchangeable for such shares of Buyer Common Stock until up to the second anniversary of the Closing Date and subject to cancellation in whole or in part, subject to Section 1.9(a)(ii)(2), in order to satisfy Seller's obligations under Section 5.2(c).

                           (ii) Pursuant to the terms of this Agreement and
         Section 5.2(c), under certain circumstances Buyer may have a claim against the Indemnity Shares (a "CLAIM") from the period following the Closing Date until up to the second anniversary of the Closing Date. Subject to the provisions of Section 1.9(a)(ii)(4) and the procedures set forth in Section 5.2(c):

                                (1) From time to time, on or before the first
                                    anniversary of the Closing Date, Buyer
                                    may give a notice (the "NOTICE") to
                                    Seller specifying in reasonable detail
                                    the nature and dollar amount (to the
                                    extent ascertainable at the time) of any Claim it may have under this Agreement and Section 5.2(c). Buyer may make more than one Claim with respect to any underlying state of facts. If Seller gives a notice to Buyer disputing any Claim (a "COUNTER NOTICE") within 30 days following receipt by Seller of Buyer's Notice, both Buyer and Seller agree to comply fully with the provisions set forth under Section 1.9(a)(ii)(4) below. If Buyer does not receive a Counter Notice within the period ending 30 days after the receipt by Seller of such Notice, then the dollar amount claimed by Buyer as set forth in the Notice shall be deemed established for purposes of this Agreement and Section 5.2(c), and Buyer has the immediately exerciseable right to repurchase up to the number of

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                                    Indemnity Shares (the "CLAIMED SHARES")
                                    equal to the quotient achieved by
                                    dividing the dollar value of such Claim
                                    by $16.50165. At the end of such 30-day
                                    period, Seller shall cause Shareholders
                                    to deliver to Buyer's transfer agent the certificates representing the Indemnity Shares, and Buyer shall instruct its transfer agent to cancel that portion of Claimed Shares represented by the certificate and to reissue three certificates representing the balance of uncancelled Indemnity Shares, each bearing a legend in the form set forth on Exhibit B, in the names of the Shareholders.

                                (2) Immediately after the first anniversary
                                    of the Closing Date, Seller shall cause
                                    Shareholders to deliver to Buyer's
                                    transfer agent the certificates
                                    representing the remaining Indemnity
                                    Shares, and Buyer shall instruct its
                                    transfer agent to cancel such
                                    certificates and reissue (A) three
                                    certificates in equal amounts
                                    representing in the aggregate 15,150
                                    shares of Buyer Common Stock, each in the name of a Shareholder and each stamped or otherwise printed with a legend in the form set forth on Exhibit B; and (B) three certificates in equal amounts representing in the aggregate the balance of the Indemnity Shares held by Shareholder on the first anniversary of the Closing Date, each to be issued in the name of a Shareholder and without bearing restrictive legends and not subject to Claims presented on or before such date.

                                (3) From time to time, on or before the
                                    second anniversary of the Closing Date,
                                    Buyer may give a Notice to Seller
                                    specifying in reasonable detail the
                                    nature and dollar amount (to the extent
                                    ascertainable at the time) of any Claim
                                    it may have arising under the matter
                                    described in SCHEDULE 5.2(c). If Seller
                                    gives a Counter Notice to Buyer, within
                                    30 days following receipt by Seller of
                                    Buyer's Notice, both Buyer and Seller
                                    agree to comply fully with the provisions set forth under Section 1.9(a)(ii)(4) below. If Buyer does not receive a Counter Notice within the period ending 30 days after the receipt by Seller of Buyer's Notice, then the dollar amount claimed by Buyer as set forth in the Notice shall be deemed established for purposes of this Agreement and Section 5.2(c), and Buyer has the immediately exerciseable right to repurchase up to 15,150 Indemnity Shares. At the end of such 30-day period, Seller shall cause Shareholders to deliver to Buyer's transfer agent the certificates

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                                    representing the Indemnity Shares, and
                                    Buyer shall instruct its transfer agent
                                    to cancel that portion of Claimed Shares represented by the certificate and to reissue three certificates, each bearing a legend in the form set forth on Exhibit B, in the names of the Shareholders.

                                (4) If a Counter Notice is given with respect
                                    to a Claim, Seller and Buyer may
                                    apportion the Indemnity Shares only in
                                    accordance with (A) joint written
                                    instructions of Buyer and the Seller or
                                    (B) a final non-appealable order from
                                    binding arbitration (an "ORDER"). Both
                                    Buyer and Seller shall act on such Order without further question.

                  (b) With respect to 363,600 shares of the Buyer Common Stock (the "RETENTION HOLDBACK") to be delivered pursuant to Sections 1.5(b):

                           (i) The Retention Holdback shall be divided equally between and issued to each of the Shareholders. The certificates representing the Retention Holdback shall each be stamped or otherwise imprinted with a legend in the form set forth on EXHIBIT C attached hereto.

                           (ii) If, on or prior to the first anniversary of the Closing Date, either or both of Ronald Linehan or Robert Main are no longer employed by Buyer for any reason except death or Buyer's termination of employment without Cause (as defined in Section 7.9), Buyer shall, subject to the provisions of Section 1.9(b)(iv), on or after the first anniversary of the Closing Date, notify Seller in writing (the "RETENTION CLAIM") that, within 30 days from the date of the Retention Claim, Buyer shall repurchase the Retention Holdback and instruct its transfer agent to cancel all of the certificates held by Seller that represent the Retention Holdback. If Seller does not dispute in a written notice given to Buyer (the "COUNTER RETENTION NOTICE") within 30 days from the date of the Retention Notice, Buyer may at any time thereafter repurchase the Retention Holdback at a price equal to the greater of (1) $0.001 per share or (2) Seller's obligation incurred in protecting the price of such Buyer Common Stock, if any, and instruct its transfer agent to cancel all of the certificates held by Seller that represent the Retention Holdback. In the event Seller should receive any payments from third parties as a result of any agreement protecting the price of such Buyer Common Stock repurchased by Buyer, Seller shall promptly remit the premiums paid to Buyer.

                           (iii) If, on or prior to the first anniversary of the Closing Date, either or both of Ronald Linehan or Robert Main remain employed by Buyer or are no longer employed by Buyer due to death or Buyer's termination of employment without Cause (as defined in Section 7.9), Buyer shall provide written instruction to its transfer agent to cancel the certificates representing the Retention Holdback and issue to the Shareholders replacement certificates that no longer bear restrictive legends.

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                           (iv) If a Counter Notice is given with respect to a
         Retention Claim, only in accordance with (i) joint written instructions of Buyer and the Seller, or (ii) a final non-appealable Order, may the restrictions from transfer be lifted from the certificates. Both Buyer and Seller shall act on such Order and legal opinion without further question.

                  (c) Subject to the terms of Section 1.9(c)(iv) below, with respect to 90,900 shares of the Buyer Common Stock (the "GOVERNMENT CONTRACTS HOLDBACK") to be delivered pursuant to Section 1.5(b):

                           (i) The Government Contracts Holdback shall be divided equally between and issued to each of the Shareholders and delivered to Morrison & Foerster LLP (the "ESCROW AGENt"), 2000 Pennsylvania Avenue, NW, Washington, D.C. 20006-1888. The certificates representing the Government Contracts Holdback shall each be stamped or otherwise imprinted with a legend in the form set forth on Exhibit C attached hereto. The parties agree that the Government Contracts Holdback shall be held in escrow, pursuant to reasonable terms to be established by Escrow Agent, until the earlier of (1) Seller's obtaining the consent of the parties listed on Schedule 1.2(a)(xi) to the assignment to Buyer of the agreements between Seller and such parties, (2) Seller's securing alternate agreements that replace those listed on Schedule 1.2(a)(xi) by providing the same services to the same governmental agencies as those provided by the agreements listed on Schedule 1.2(a)(xi) or (3) 120 days after the Closing Date.

                           (ii) If, before 120 days following the Closing Date, the events described in either Sections 1.9(c)(i)(1) or 1.9(c)(i)(2) occur, Buyer shall instruct Escrow Agent to deliver the Government Contracts Holdback to Seller. If the events described in either Sections 1.9(c)(i)(1) or 1.9(c)(i)(2) do not occur before 120 days following the Closing Date, Buyer shall promptly give to Seller and to Escrow Agent a notice (the "HOLDBACK NOTICE") that Buyer intents to instruct Escrow Agent to deliver the Government Contracts Holdback to Buyer. If Seller gives a notice to Buyer disputing the Holdback Notice, (a "COUNTER HOLDBACK NOTICE") within 30 days following receipt by Buyer of such Counter Notice, both Buyer and Seller agree to comply fully with the provisions set forth under Section 1.9(c)(iii) below. If Buyer does not receive a Counter Notice within the period ending 30 days after the receipt by Buyer of such Counter Notice, then the dollar amount claimed by Buyer as set forth in the Notice shall be deemed established for purposes of this Agreement, and Buyer has the immediately exerciseable right to instruct Escrow Agent to deliver the Government Contracts Holdback to Buyer equal to the quotient achieved by dividing the dollar value of such Claim by $16.50165.

                           (iii) If a Counter Holdback Notice is given with respect to a Claim, Buyer may instruct its transfer agent to deliver the Government Contracts Holdback to Buyer, only in accordance with
         (A) joint written instructions of Buyer and the Seller or (B) an Order. Any such Order shall be accompanied by a legal opinion of counsel for the presenting party satisfactory to the other party to the effect that the Order is final and non-

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         appealable. Both Buyer and Seller shall act on such Order and legal opinion without further question.

         1.10. ACCOUNTS RECEIVABLES. Any amounts paid to Seller with respect to any Account Receivable after the Closing Date will be delivered by Buyer to Seller as soon as reasonably practicable. Any revenues or compensation received in connection with the Business that are paid to Seller prior to the Closing Date for services to be provided after the Closing Date will be held until the Closing Date and then delivered by Seller to Buyer.

         1.11. EXCLUDED ASSETS. The following items are not included in the Assets or the Business (the "EXCLUDED ASSETS"): (i) all assets, tangible or intangible, used by Seller in its publishing business; (ii) all trademarks, trade names and intellectual property used by Seller in its business operations for both the business and the publishing business, except to the extent specifically listed in Schedules 1.2(a), 1.2(a)(iii), 1.2(a)(iv), 1.2(a)(vii) and the Accounts Receivables Schedule.

                                   SECTION 2

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows, except for disclosure contained on the Schedules hereto numbered to correspond to the sections below (the "DISCLOSURE SCHEDULES"):

         2.1. DUE ORGANIZATION, POWER AND AUTHORITY. Seller is a corporation duly and validly incorporated under the laws of the Commonwealth of Virginia and is qualified to conduct business in every jurisdiction where such qualification is required. Seller has the full corporate power and authority to conduct its business as presently conducted and to enter into this Agreement and the other Transaction Documents and to consummate the transactions contemplated herein and therein.

         2.2. POWER; AUTHORIZATION AND ENFORCEABILITY. All action on the part of Seller necessary for the authorization, execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party has been taken and remains in full force and effect. Seller has all requisite power and capacity to execute and deliver this Agreement and to carry out and perform its obligations under the terms of this Agreement and each of the Transaction Documents to which it is a party. All action on the part of Seller necessary for the authorization, execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party has been taken and remains in full force and effect. Delivery of the Bill of Sale and other instruments of transfer contemplated by Section 1.3 will transfer to Buyer good and marketable title to all of the Assets, free and clear of any Encumbrance. This Agreement constitutes, and the other Transaction Documents will each constitute, the valid and binding obligations of Seller, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws and by general principles of equity.

         2.3. NO CONFLICT. Seller is not in violation in any material respect of any term or provision of any agreement to which it is a party. The execution, delivery and performance of this Agreement and each of the other Transaction Documents by Seller have not resulted and will not result in, nor will consummation of the transactions contemplated hereby or thereby result in, any violation of or conflict with, or constitute a default under, any agreement, or result in the creation of any Encumbrance upon any of the Assets or any of the other assets of Seller or the acceleration of maturity of or other change in any obligation of Seller or right of any third-party; and there exists no such violation, conflict or default that does or could reasonably be expected to materially adversely affect the condition or prospects of the Business or the Assets or the ability of Seller to consummate its obligations hereunder and under the Transaction Documents.

         2.4. GOVERNMENTAL CONSENTS, ETC. To the best of Seller's knowledge, no consent, approval or authorization of or designation, declaration, or filing with any governmental, regulatory or administrative body, agency or authority, or any court or judicial authority (each, an "AUTHORITY") on the part of Seller is required in connection with the valid execution and delivery of this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby or thereby. The execution, delivery, and performance of this Agreement and each Transaction Document, and the consummation of the transactions contemplated hereby or thereby, do not require consent, approval, or authorization under any agreement to which Seller is a party or by which the Assets or Business is bound or affected.

         2.5.     FINANCIAL STATEMENTS AND CONDITION.

                  (a) Seller has delivered to Buyer financial statements for the periods January 1, 1997 through December 31, 1997, January 1, 1998 through December 31, 1998 (the "Financial Statements"), and for the period January 1, 1999 through June 30, 1999 (the "Interim Statements"). The Financial Statements are audited and prepared in accordance with United States generally accepted accounting principles consistently applied throughout the period covered by the Financial Statements. Seller's independent auditors have provided a review report covering the Interim Statements. The Financial Statements and the Interim Statements constitute true and complete financial statements for the periods specified and are in accordance with the books and records of the Seller. Such statements present fairly the position of the Business as of the respective dates thereof and the results of operations and cash flows of the Business for the periods covered thereby.

                  (b) Seller has no direct or indirect indebtedness, liabilities, claims, losses, damages, deficiencies, obligations or responsibilities, liquidated or unliquidated, accrued, absolute, contingent, or otherwise ("LIABILITIES") which in any way encumber the Assets and no Liabilities otherwise exist that encumber the Assets.

                  (c) Since June 30, 1999, Seller has not:

                           (i) suffered any change, event or condition that, in any case or in the aggregate, has had or could reasonably be expected to have a material adverse effect upon the Business or the Assets or Seller's ability to consummate the transactions contemplated herein and in the other Transaction Documents;

                           (ii) entered into any material transaction, contract or commitment relating to the Business in any manner; and

                           (iii) incurred or paid any liability or obligation not in the ordinary course of business, consistent with past custom and practice including as to quantity and frequency with respect to the Business.

         2.6. TAX MATTERS. Seller has, within the times and in the manner prescribed by law, filed all required tax returns, including sales and use tax returns, has paid or provided for all taxes, including sales and use tax owed by Seller, with respect to the Business (whether or not shown on any tax return to be due and owing by him), has paid or provided for all deficiencies or other assessments of taxes, interest or penalties owed by it, and, to the best of Seller's Knowledge (as defined), all such tax returns were correct and complete. No taxing authority has asserted, or, to the best of Seller's Knowledge, will successfully assert, any claim for the assessment of any additional taxes of any nature with respect to any periods covered by any such tax returns; and all taxes or other charges required to be withheld or collected by Seller, with respect to the Business, have been duly withheld or collected and, to the extent required, have been paid to the proper taxing Authority or properly segregated or deposited as required by law.

         2.7. COMPLIANCE AND LAWS. Seller has in all respects complied with, and is now in all respects in compliance with, all laws, rules, regulations, orders, judgments and decrees of all Authorities applicable to the Business with which failure to comply would result in a Material Adverse Effect (as defined) on Seller, and the Business is otherwise in compliance with all such laws, regulations, orders, judgments and decrees. Seller possesses each franchise, license, permit, authorization, certification, consent, variance, permission, order or approval of or from any Authority, and has filed all filings, notices or recordings with any Authority (collectively, "LICENSES") with which the failure to comply would result in a Material Adverse Effect on the Seller and is now, and has at all times in the past been, in compliance with each thereof. Each such License is identified on SCHEDULE 2.7. No proceeding or other action is pending or, to the best of Seller's Knowledge, threatened, to revoke, amend, or limit any License, and Seller has no basis to believe that any such proceeding or action would result from the consummation of the transactions contemplated hereby or by the other Transaction Documents, or that any such License would not be renewed in the ordinary course.

         2.8. LITIGATION. There is no pending or, to the best of Seller's Knowledge, threatened adverse claim, dispute, governmental investigation, suit, action, arbitration, legal, administrative or other proceeding of any nature, domestic or foreign, criminal or civil, at law or in equity, by or against or otherwise affecting Seller, the Business or the Assets.

         2.9. TANGIBLE PROPERTY. Seller has good and marketable title to each item of tangible personal property that is an Asset, free and clear of all Encumbrances, and each such item of tangible personal property is in good operating condition and repair, useable in the ordinary course of business. SCHEDULE 1.2(a)(iv) contains a complete and accurate list setting forth a description of each item of tangible property that is an Asset.

         2.10.    AGREEMENTS.

                  (a) SCHEDULE 2.10(a) sets forth a true and complete list of all Material agreements, written or oral, express or implied, including all commitments, guarantees of indebtedness and other instruments, binding Seller with respect to the Business or the Assets or that otherwise bind or affect the Business or Assets, and all powers of attorney. True and complete copies of each such written agreement have been delivered to Buyer.

                  (b) With respect to such agreements:

                           (i) Each such agreement is the valid and binding obligation of the other contracting party, enforceable in accordance with its terms against the other contracting party, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws and by general principles of equity, and is in full force and effect;

                           (ii) Seller has fulfilled all material obligations required to have been performed by him prior to the Closing Date, and there is no reason to believe that the other contracting party will not be able to fulfill all of its or its obligations when due in respect thereof; and

                           (iii) to the best of Seller's Knowledge, no other contracting party to any such agreement is in breach thereof, and there are not, nor have there been in the twelve (12) month period prior to the date hereof, any material disputes between Seller and any other contracting party.

                  (c) Seller is not a party to, nor is Seller otherwise bound by, any agreement or commitment that (i) restricts the conduct of the Business anywhere in the world; (ii) contains any unusual or burdensome provisions that could reasonably be expected to have an adverse effect upon the condition (financial or otherwise) of the Business or the Assets; or (iii) grants exclusive rights to sell advertising on the Web Sites or any other exclusive rights.

                  (d) All representations and warranties that have been provided by Seller and which are contained in any agreement with any federal, state or local governmental authority listed on Schedule 2.10(a) are true and complete.

         2.11.    EMPLOYEES AND CONSULTANTS.

                  (a) SCHEDULE 2.11(a) is a true and complete list of each employee of Seller and each consultant with whom Seller has done business within twelve months prior to the date hereof involving the Business. The schedule sets forth for each employee the current rate of compensation for such employee and the employee's hire date.

                  (b) Seller has provided to Buyer true and complete copies of all employee benefits plans and other related materials of Seller.

                  (c) Schedule 2.11(c) lists (i) all "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) all employment agreements, including, but not limited to, any individual benefit arrangement, policy or practice with respect to any current or former employee or director of Seller or of any trade or business, whether or not incorporated, which would be treated as a single employer with Seller under Section 4001 of ERISA or Section 414(b), (c), (m) or
(o) of the Internal Revenue Code of 1986, as amended (the "CODE") (each such trade or business, a "MEMBER OF THE CONTROLLED GROUP"), and (iii) all other employee benefit, bonus or other incentive compensation, stock option, stock purchase, stock appreciation, severance pay, lay-off or reduction in force, change in control, sick pay, vacation pay, salary continuation, retainer, leave of absence, educational assistance, service award, employee discount, fringe benefit plans, arrangements, policies or practices, whether legally binding or not, which Seller or any Member of the Controlled Group maintains, to which any of them contributes, or for which any of them has any obligation or liability (collectively, the "EMPLOYEE PLANS" and each an "EMPLOYEE PLAN").

                  (d) None of the Employee Plans is a plan described in Section 3(35) of ERISA or a plan subject to the minimum funding standards set forth in
Section 302 of ERISA and Section 412 of the Code (a "DEFINED BENEFIT PLAN"), and neither Seller nor any Member of the Controlled Group has ever sponsored, maintained or contributed to, or ever been obligated to contribute to, a Defined Benefit Plan.

                  (e) None of the Employee Plans is a plan described in Section 3(37) of ERISA (a "MULTIEMPLOYER PLAN," and neither Seller nor any Member of the Controlled Group has ever contributed to, or ever been obligated to contribute to, a Multiemployer Plan.

                  (f) Seller does not maintain or contribute to any plan that provides health benefits to an employee after the employee's termination of employment or retirement except as required under Section 4980B of the Code and Sections 601 through 608 of ERISA.

                  (g) Each Employee Plan which is an "employee benefit plan," as defined in Section 3(3) of ERISA, complies by its terms and in operation with the requirements provided by any and all statutes, orders or governmental rules and regulations currently in effect and applicable to the Employee Plan, including but not limited to ERISA and the Code.

                  (h) All reports, forms and other documents required to be filed with any government entity or furnished to employees, former employees or beneficiaries with respect to any Employee Plan (including without limitation, summary plan descriptions, Forms 5500 and summary annual reports) have been timely filed and furnished and are accurate.

                  (i) Each of the Employee Plans that is intended to qualify under Section 401(a) of the Code has been determined by the Internal Revenue Service so to qualify after January 1, 1989, and each trust maintained pursuant thereto has been determined by the Internal Revenue Service to be exempt from taxation under Section 501 of the Code. Nothing has occurred since the date of the Internal Revenue Service's favorable determination letter that could adversely affect the qualification of the Employee Plan and its related trust. Seller and each Member of the Controlled Group have timely amended and operated each of the Employee Plans to comply with the Small Business and Job Protection Act of 1996 and subsequent legislation enacted through the date hereof, and Section 501 of the Code.

                  (j) All contributions for all periods ending prior to the Closing Date (including periods from the first day of the current plan year to the Closing Date) have been made [or will have been made prior to the Closing Date] by Seller or by a Member of the Controlled Group.

                  (k) All insurance premiums have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to the Employee Plans for plan years ending on or before the Closing Date.

                  (l) With respect to each Employee Plan:

                           (i) no prohibited transactions (as defined in Section 406 or 407 of ERISA or Section 4975 of the Code) have occurred for which a statutory exemption is not available;

                           (ii) no action or claims (other than routine claims for benefits made in the ordinary course of plan administration for which plan administrative review procedures have not been exhausted) are pending or threatened or imminent against or with respect to the Employee Plan, any employer who is participating (or who has participated) in any Employee Plan or any fiduciary (as defined in
         Section 3(21) of ERISA), of the Employee Plan;

                           (iii) neither Seller, nor any fiduciary has any Knowledge of any facts that could give rise to any such action or claim; and

                           (iv) each Employee Plan provides that it may be amended or terminated at any time and, except for benefits protected under Section 411(d) of the Code, all benefits payable to current, terminated employees or any beneficiary may be amended or terminated by Seller at any time without liability.

                  (m) Neither Seller nor any Member of the Controlled Group has any liability or is threatened with any liability (whether joint or several)
(i) for any excise tax imposed by Sections 4971, 4975, 4976, 4977 or 4979 of the Code, or (ii) to a fine under Section 502 of ERISA.

                  (n) All of the Employee Plans, to the extent applicable, are in compliance with the continuation of group health coverage provisions contained in Section 4980B of the Code and Sections 601 through 608 of ERISA.

                  (o) True, correct and complete copies of all documents creating or evidencing any Employee Plan have been delivered to Buyer, and true, correct and complete copies of all reports, forms and other documents required to be filed with any governmental entity or furnished to employees, former employees or beneficiaries
(including, without limitation, summary plan descriptions, Forms 5500 and summary annual reports for all plans subject to ERISA, but excluding individual account statements and tax forms) have been delivered to Buyer.
There are no negotiations, demands or proposals which are pending or have been made which concern matters now covered, or that would be covered, by the type of agreements required to be listed in Schedule 2.11(c).

                  (p) All expenses and liabilities relating to all of the Employee Plans have been, and will on the Closing Date be fully and properly accrued on Seller's books and records and disclosed in accordance with generally accepted accounting principles and in plan financial statements.

                  (q) To the best knowledge of Seller, Seller is not engaged, and has never been engaged, in any unfair labor practice of any nature. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting Seller or any of its employees. There is not now pending, and to the best knowledge of Seller no person has threatened to commence, any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute, nor has any event occurred, nor does any condition or circumstance exist, that likely would directly or indirectly give rise to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or similar activity or dispute.

         2.12. BROKERS OR FINDERS. Seller has not incurred, nor will incur, directly or indirectly, any liability, for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. Seller shall indemnify and hold Buyer harmless with respect to any claim by any broker, agent, or finder claiming to have acted on behalf of Seller, respecting the subject matter hereof.

         2.13.    INTELLECTUAL PROPERTY.

                  (a) Seller owns, Buyer shall receive at Closing, and Seller's intellectual property includes, all trademarks, service marks, trade names, and copyrights (including registrations, licenses, and applications pertaining thereto) and all other intellectual property rights, software (in object and source code formats), trade secrets, and other proprietary information, processes, and formulas used in the Business and set forth on Schedule 1.2(a). At the date hereof, Seller has no registered trademarks, service marks, trade names or copyrights. Buyer acknowledges that the Assets do not include intellectual property used by Seller in its other businesses, including, but not limited to the name "Electric Press" and the domain registration www.elpress.com.

                  (b) Each employee and consultant of Seller has executed a proprietary rights and information agreement in a form provided to Buyer.

                  (c) No intellectual property right or other claims have been asserted by any person or entity to the use of any Asset and there is no valid basis for any such claim. The use of any

Asset by Seller, and the operation of the Business as currently conducted, does not infringe on the intellectual property or other rights of any person arising out of the laws of the United States.

                  (d) Seller has good and marketable title to each item of intellectual property used in the Business as more fully described in Sections 1.2(a)(v), 1.2(a)(vi), 1.2(a)(vii) and 1.2(a)(viii), free and clear of all Encumbrances. Seller is the sole and rightful owner of all right, title and interest in and to each of such items of intellectual property, and has the unrestricted right to market, license and otherwise exploit each intangible Asset.

         2.14.    THIRD-PARTY COMPONENTS, RIGHTS, ETC.

                  (a) To the best of Seller's knowledge, Seller has validly and effectively obtained the right and license to use the third-party programs and other intellectual property included in the Assets and used to operate the Business as it is currently operated or has been conducted in the last year, including intellectual property rights and licenses as provided for under the agreements set forth in SCHEDULE 1.2(a), except for any open source software and derivatives thereof developed by Seller which Seller has and at all times has had the right to use in the Business without obtaining a license and which Buyer similarly will be entitled to so use following the Closing Date. Seller has the right to assign and transfer to Buyer the foregoing rights and licenses, and, to the best of Seller's Knowledge, the Assets contain no other programming or materials in which any third-party may claim superior, joint, or common ownership, including any right or license other than licenses granted in the ordinary course of business. The Assets do not contain derivative works of any programming or materials not owned in their entirety by Seller and included in the Assets.

                  (b) Seller has not granted, transferred or assigned any of Seller's right, title or interest in or to any Asset to any person or entity other than in the ordinary course of business. There are no contracts, agreements, licenses, and other commitments and arrangements in effect with respect to the marketing, distribution, licensing or promotion of any Asset by any independent salesperson, distributor, sublicensor or other remarketer or sales organization, except as set forth on SCHEDULE 1.2(a).

         2.15.    GENERAL.

                  (a) No representation or warranty made by Seller herein or in any other Transaction Document, or any schedule or exhibit attached hereto or thereto, contains any material misstatement of any fact or omits to state anything necessary to make any material statement made herein or therein not misleading. The information to be provided to Buyer by Seller or any of its representatives for inclusion in the Registration Statement will not contain any material misstatement of any fact or omit to state anything necessary to make any material fact contained therein not misleading.

                  (b) Other than the facts or other information disclosed in the Disclosure Schedules, there is no fact within the Knowledge of Seller (other than publicly known facts relating exclusively to political or economic matters of general applicability that will adversely affect all comparable businesses) that:

                           (i) may have a Material Adverse Effect on the Business or its condition, assets, liabilities, operations, financial performance, net income or prospects, or the ability of Seller to comply with or perform any covenant or obligation under this Agreement or any of the other Transaction Documents; or

                           (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated hereby or by any of the other Transaction Documents.

         2.16.    INVESTMENT REPRESENTATIONS.

                  (a) Seller is an "accredited investor," as defined in Rule 501(a) under the Securities Act. Seller, by reason of its business and financial experience has such knowledge, sophistication and experience in financial and business matters and in making investment decisions of this type that it is capable of (i) evaluating the merits and risks of an investment in Buyer Common Stock and making an informed investment decision,
(ii) protecting its own interest and (iii) bearing the economic risk of such investment.

                  (b) Seller is acquiring the Buyer Common Stock to be issued pursuant to Section 1.5(b) and 1.6 for investment for Seller's own account, not as a nominee or agent and not with the view to, or any intention of, a resale or distribution thereof, in whole or in part, or the grant of any participation therein, except distributions to its shareholders pro rata, from time to time. Seller understands that such shares have not been, and will not be, registered under the Securities Act or state securities laws. Seller will comply with the Securities Act in connection with any offer, sale, pledge, transfer or other disposition of such shares.

                                   SECTION 3

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date as follows:

         3.1. REQUISITE POWER. Buyer has all requisite corporate power to execute and deliver this Agreement and to carry out and perform its obligations under the terms of this Agreement and the other Transaction Documents to which it is a party.

         3.2. AUTHORIZATION. All action on the part of Buyer necessary for the authorization, execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party has been taken and remains in full force and effect. This Agreement constitutes, and the other Transaction Documents to which Buyer is a party will each constitute, the valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws and by general principles of equity.

         3.3. NO CONFLICT. The execution, delivery, and performance of this Agreement and any of the other Transaction Documents to which it is a party by Buyer has not resulted and will not result in, nor will consummation of the transactions contemplated hereby or thereby result in, any material violation of, or conflict with, or constitute a default under, any of its charter documents or material agreements; and there exists no such violation or default that does or could materially and adversely affect the ability of Buyer to consummate its obligations hereunder.

         3.4. GOVERNMENTAL CONSENTS, ETC. To the best of Buyer's knowledge, no consent, approval or authorization of or designation, declaration, or filing with any Authority on the part of Buyer is required in connection with the valid execution and delivery of this Agreement or any Transaction Document to which Buyer is a party or the consummation of the transactions contemplated thereby or thereby.

         3.5. BROKERS OR FINDERS. Buyer has not incurred, and will not incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. Buyer shall indemnify and hold Seller harmless with respect to any claim by any broker, agent or finder claiming to have acted on behalf of Buyer respecting the subject matter hereof.

         3.6. BUYER'S COMMON STOCK. The issuance and delivery by Buyer of shares of Buyer's Common Stock in connection with the Base Purchase Price and the Additional Purchase Price will be, at the Closing, or at the Revenue Payment Date, as applicable, duly and validly authorized by all necessary corporate action on the part of Buyer. The shares of Buyer's Common Stock to be issued will, when issued and delivered to Seller in accordance with this Agreement, be validly issued, fully paid and non-assessable, and free and clear of all liens, claims and Encumbrances.

         3.7.     GENERAL.

                  (a) No representation or warranty made by Buyer herein or in any other Transaction Document contains any material misstatement of any fact or omits to state anything necessary to make any material statement made herein or therein not misleading.

                  (b) There is no fact within the Knowledge of Buyer (other than publicly known facts relating exclusively to political or economic matters of general applicability that will adversely affect all comparable businesses) that:

                           (i) may have a material adverse effect on the ability of Buyer to comply with or perform any covenant or obligation under this Agreement or any of the other Transaction Documents; or

                           (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated hereby or by any of the other Transaction Documents.

                                    SECTION 4

                CLOSING CONDITIONS/CLOSING DOCUMENTS/TERMINATION

         4.1. SELLER DELIVERIES. At the Closing, Seller shall execute and deliver to Buyer the following documents:

                  (a) a noncompetition agreement (the "NONCOMPETITION AGREEMENT") in the form of EXHIBIT D with Seller;

                  (b) the Bill of Sale, and such other instruments of assignment as Buyer and its counsel reasonably request to evidence or effect the sale, transfer and conveyance and assignment of the Assets to the Subsidiary;

                  (c) a certificate, signed by the chief executive officer of Seller and dated as of the Closing Date, to the effect that (i) all of the representations and warranties of Seller in this Agreement are true and correct as of the Closing Date, as if made on the Closing Date; and (ii) Seller has fully performed each covenant required to be performed prior to the Closing Date;

                  (d) a certificate, dated the Closing Date, of an officer of Seller attaching resolutions of the Board of Directors of Seller in connection with the authorization and execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which Buyer is a party, certified as being in full force and effect as of the Closing Date;

                  (e) disks, tapes and/or CDs containing the intangible Assets set forth in Section 1.2 and SCHEDULE 1.2(a); all records and other materials and documentation set forth in Section 1.2 and SCHEDULE 1.2(a);

                  (f) all passwords and communications information used solely to operate the Business;

                  (g) all other records of the Business not previously provided to Buyer as reasonably requested by Buyer;

                  (h) an opinion of Seller's counsel in form and substance satisfactory to Buyer and its counsel;

                  (i) all consents necessary to transfer agreements, domain names and other tangibles and intangibles included in the Assets; and

                  (j) a receipt, executed by the Shareholders, acknowledging issuance to them of the Buyer Common Stock and providing certain investment representations and representations acknowledging the restrictions placed on the shares pursuant to this Agreement.

         4.2. BUYER DELIVERIES. At the Closing, Buyer shall execute and deliver to Seller:

                  (a) the Bill of Sale;

                  (b) a certificate, signed on behalf of Buyer and dated as of the Closing Date, to the effect that (i) all of the representations and warranties of Buyer in this Agreement are true and correct as of the Closing Date, as if made on the Closing Date; and (ii) Buyer has fully performed each covenant required to be performed prior to the Closing Date;

                  (c) a certificate, dated the Closing Date, of an officer of Buyer attaching resolutions of the Board of Directors of Buyer in connection with the authorization and execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which Buyer is a party, certified as being in full force and effect as of the Closing Date;

                  (d) the cash portion of the Purchase Price;

                  (e) certificates representing an aggregate amount of 151,500 shares of Buyer Common Stock, issued pursuant to the terms and restrictions contained in Section 1.9(a);

                  (f) certificates representing an aggregate amount of 363,600 shares of Buyer Common Stock issued pursuant to the terms and restrictions contained in Section 1.9(b); and

                  (g) certificates representing an aggregate amount of 90,900 shares of Buyer Common Stock issued pursuant to the terms and restrictions contained in Section 1.9(c).

         4.3. BUYER'S CLOSING CONDITIONS. Buyer's obligation to consummate the transactions contemplated hereby at the Closing is conditioned on the following:

                  (a) the representations and warranties of Seller contained in this Agreement or in any other Transaction Document are true and correct on the date hereof and on the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date;

                  (b) Seller shall have delivered all of the documents and materials required under Section 4.1;

                  (c) all material registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers required in respect of the transactions contemplated hereby and by the other Transaction Documents other than the Novations ("CONSENTS") shall have been filed, made or obtained and remain effective;

                  (d) Seller's satisfaction of and compliance with all covenants to be performed by Seller under this Agreement and the other Transaction Documents prior to the Closing;

                  (e) each of the employees of Seller specified in
SCHEDULE 4.3(e) (the "KEY EMPLOYEES") shall have accepted employment with Buyer effective as of the Closing and shall have executed a Buyer Employment Agreement. Each of Ronald Linehan and Robert Main shall have entered into a Buyer Employment Agreement and a key employee agreement in the form set forth on EXHIBIT E attached hereto;

                  (f) the parties to each of the contracts listed in
SCHEDULE 4.3(f) shall have consented to the assignment of such contracts to Buyer without requiring any change to the terms of such contracts that diminishes their value or is otherwise adverse to Buyer other than the Novations;

                  (g) the positive difference between the Accounts Receivable and the Accounts Payable as stated on the Accounts Receivable Schedule and the Accounts Payable Schedule, shall be no less than $300,000; and

                  (h) no event shall have occurred or be existing which has had, or is reasonably likely to have, a material adverse effect on the condition or prospects of the Business.

         4.4.     SELLER'S CLOSING CONDITIONS.

         Seller's obligation to consummate the transactions contemplated hereby at the Closing is conditioned on the following:

                  (a) the representations and warranties of Buyer contained in this Agreement or in any other Transaction Document are true and correct on the date hereof and on the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date;

                  (b) Buyer shall have delivered all of the documents required under Section 4.2; and

                  (c) Buyer's satisfaction of and compliance with all covenants to be performed by Buyer under this Agreement and the other Transaction Documents prior to the Closing.

         4.5. CONDITIONS TO EACH PARTY'S OBLIGATIONS. Each party's obligation to consummate the transactions contemplated hereby at the Closing is further subject to the conditions that:

                  (a) any applicable waiting period under the HSR Act (as defined below) shall have expired or been terminated;

                  (b) there be no suit, action or other proceeding before any Authority in which it is sought to prohibit the consummation of such transactions or to restrict the transfer or use of any Assets; and

                  (c) no temporary restraining order or injunction or court order preventing the consummation of such transactions or the transfer or use of any Assets shall be in effect.

         4.6.     TERMINATION.

                  (a) Each party shall have the right to terminate this Agreement on the signed written agreement of the other party.

                  (b) Buyer shall have the right to terminate this Agreement upon notice to Seller if Buyer during the course of its due diligence review discovers information that was not previously provided by Seller and such information would have a material adverse effect on the Business.

                  (c) Each party shall have the right to terminate this Agreement if the closing conditions for the terminating party have not been satisfied within 90 days of date of this Agreement; PROVIDED that neither party shall have a right to so terminate if the failure to satisfy that party's closing conditions is caused by or results from the failure of that party to satisfy its obligations under this Agreement or any of the other Transaction Documents or if such party is otherwise in default of any of its representations, warranties or covenants under this Agreement.

                                   SECTION 5

                                   COVENANTS

         5.1.     PRE-CLOSING COVENANTS.

                  (a) Each of Seller and Buyer shall use its reasonable efforts to conduct the Closing within 5 days following the date hereof.

                  (b) Each of Seller and Buyer shall at its own expense file with the United States Department of Justice and the Federal Trade Commission, any required regulatory submissions under the Hart-Scott-Rodino Antitrust Improvements Act of 1968 (the "HSR ACT") and shall use its commercially reasonable efforts to obtain any necessary approvals of such agencies to the consummation of the transactions contemplated by this Agreement and the Transaction Documents.

                  (c) Seller will take all commercially reasonable steps as may be necessary to put Buyer in actual possession and operating control of the Assets and Business as of the Closing Date, including obtaining all Consents.

                  (d) Until the earlier of termination of this Agreement or the Closing Date: (i) neither Seller nor any of its representatives shall engage in any discussions or negotiations with a third-party for the acquisition of all or any portion of the Business or the Assets or solicit or otherwise facilitate or encourage (through the provision of information or otherwise) an offer for the acquisition of all or any portion of the Business or the Assets, and (ii) in the event that Seller is approached by a third-party with respect to an acquisition of all or any portion of the Business or the Assets, Seller shall immediately notify Buyer in writing of the identity of such third-party.

                  (e) Until the earlier of the termination of this Agreement or the Closing, Seller shall, except with the prior written consent of Buyer:

                           (i) operate the Business exclusively in the ordinary course consistent with past practices and in a manner which neither increases nor decreases web site Traffic in a manner inconsistent with commercially reasonable past practices;

                           (ii) maintain the Assets in good repair and condition, ordinary wear and tear excepted, and continue to preserve and protect the Assets;

                           (iii) comply with all applicable laws, regulations, rules, ordinances and court orders;

                           (iv) maintain the books and records of the Business on a basis consistent with prior periods;

                           (v) perform in all respects under all obligations and agreements of the Business, including paying when due all accounts payable, rents, taxes and other obligations of Seller or otherwise affecting the Business;

                           (vi) cause the positive difference between its Accounts Receivable and Accounts Payable, determined immediately prior to the Closing Date, to be less than $300,000; and

                           (vii) use all commercially reasonable efforts to preserve the Business and preserve the goodwill of licensors, suppliers, consultants, contributors, customers and others having business relations with the Business.

                  (f) Until the earlier termination of this Agreement or the Closing, Seller shall not, except with the prior written consent of Buyer, except in the ordinary course of business:

                           (i) sell, lease, license or otherwise dispose of any Assets other than in the ordinary course of business consistent with past practices, grant any right or interest in any Asset to any person or create or permit the imposition of any Encumbrance on any Asset, and with respect to intellectual property licensed from third parties and included in the Assets, sell, lease, license, or otherwise dispose of, or enter into any other agreement with respect to, such intellectual property in a manner which would prevent or interfere with the grant of the license;

                           (ii) make any assignment, license or sub-license of any of the intangible Assets;

                           (iii) enter into any contract or agreement with respect to the Business;

                           (iv) incur, assume, guarantee or otherwise become liable for any indebtedness for borrowed money with respect to the Business or the Assets;

                           (v) waive any confidentiality rights pertaining to the Assets or the Business;

                           (vi) enter into any joint venture, partnership or other similar arrangement or form any other new material arrangement for the conduct of the Business or with respect to the Assets; or

                           (vii) adopt or amend, or permit any Member of the Controlled Group to adopt or amend, any Employee Plan, except to the extent necessary to comply with changes in applicable law.

                  (g) Seller will afford, or cause to be afforded, to Buyer and its representatives access to all personnel, facilities, properties, books, tax returns, accounts, data, records, agreements and documents pertaining to or included in the Assets or the Business. Seller will promptly advise Buyer in writing of any event occurring subsequent to the date of this Agreement which would render any representation or warranty of Seller contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect or which is reasonably likely to have a material adverse effect on the condition or prospects of the Business. ; PROVIDED that Seller shall not be obligated to deliver to Buyer information the delivery of which is prohibited by applicable law. Buyer will maintain the confidentiality of all information (to the extent it is otherwise non-public and not independently developed by Buyer) provided pursuant to this Section 5.1(g) pending the Closing Date.

                  (h) Seller will provide Buyer with the Services pursuant to the terms set forth on Schedule 1.2(a)(xvi). Seller will provide the employees working for the Business with medical insurance coverage for approximately thirty (30) days or until any applicable waiting period expires under Buyer's plan, for which coverage Buyer will pay Seller.

                  (i) Buyer shall offer employment to each Key Employee, including a grant of options to purchase Buyer Common Stock in an amount specified on SCHEDULE 5.1(i).

                  (j) Buyer understands that its consent to the execution of a counter party agreement by Seller's shareholders may be required, and that such consent shall not be unreasonably withheld or unduly delayed.

         5.2.     POST-CLOSING COVENANTS.

                  (a) For a period of one year from and after the Closing, Seller shall, at Buyer's expense, execute all such instruments or documents and take all such other actions as Buyer may reasonably request to effectuate the transactions contemplated hereby and by the other Transaction Documents, including (i) obtaining of any necessary or advisable consents not required by Buyer prior to Closing (including consents to assignment of contract rights and obligations as Buyer may reasonably request); (ii) filing of tax returns, including the filing of sales and use tax returns and notices as any party hereto may reasonably require; and (iii) cooperating with Buyer to facilitate the transition of Business customers, developers, content contributors and advertisers to Buyer (such cooperation does not include going on joint sales calls, preparation of marketing materials or presentations, or traveling to any site outside of the northern Virginia area).

                  (b) Seller shall make available to Buyer the services specified in SCHEDULE 5.2(b) AND Buyer shall pay Seller for such services pursuant to a separate Services Agreement in the form set forth on Exhibit F (the "SERVICES AGREEMENT").

                  (c) Subject to the limitations below, Seller shall indemnify, defend and hold harmless Buyer, its officers, directors, employees, partners, members, shareholders, affiliates and agents (and their officers, directors, employees, members, partners and shareholders) (collectively, the "INDEMNIFIED PARTIES") from and against any action, loss, liability, damage, claim, fine, penalty, lien or expense, including legal costs, reasonable attorneys' fees and expenses (collectively, "LOSSES") to the extent the same arises out of or is related to (i) any breach by Seller of any representation, warranty, agreement or covenant made by Seller herein or in any other Transaction Document;
(ii) Seller's failure to comply with any bulk sales or similar law; (iii) any tax, including use or sales tax, in respect of the conduct of the Business prior to the Closing Date; (iv) any claim arising out of or in connection with the conduct of the Business on or prior to the Closing Date alleging that all, or any portion of, the Business infringes any intellectual property right or other interest of any person or entity; and (v) any claim, cause of action or other obligation of Seller or of the Business relating to the period prior to the Closing Date, whether the claim relating to such obligation arises before or after the Closing Date, including any obligations with respect to Assumed Liabilities to the extent that any such obligation or Assumed Liability arose from or was the result of any facts or circumstances, the existence of which constitutes a breach of a representation or warranty made by Seller hereunder. Each Indemnified Party will give prompt notice to Seller upon actual knowledge thereof of any claim or condition to which the foregoing indemnification covenant relates; PROVIDED that failure to give such notice shall not preclude any indemnity hereunder unless and to the extent that such failure has actually and materially prejudiced Seller. With respect to claims arising from the matter asserted on SCHEDULE 5.2(c), Buyer must inform Seller of such claims within 24 months following the Closing
Date. With respect to claims arising from other breaches of representations and warranties, Buyer must inform Seller of any such claims within 12 months following the Closing Date except for breaches of representations and warranties set forth in Section 2.6, which must be asserted within 30 days after the expiration of the applicable statute of limitations governing the assertion of liabilities which are the subject thereof, and Sections 2.1 and 2.2, as to which there is no limitation as to the date of assertion. The liability of Seller under this Section 5.2(c) shall not exceed $2,500,000 and shall be paid by each Shareholder, pro rata, from the aggregate 151,500 shares of Buyer Common Stock issued to and held by each Shareholder pursuant to Section 1.9(a).

                  (d) Subject to the limitations below, Buyer shall indemnify, defend and hold harmless Seller, its officers, directors, employees, partners, members, shareholders, affiliates and agents (and their officers, directors, employees, members partners and shareholders) (collectively, the "SELLER'S INDEMNIFIED PARTIES") from and against any Losses to the extent the same arises out of or is related to (i) any breach by Buyer of any representation, warranty, agreement, or covenant made by Buyer herein or in any other Transaction Document, (ii) any claim, cause of action or other obligation of Buyer or of the Business relating to the Assumed Liabilities, except to the extent arising from circumstances constituting a breach of any representation, warranty or covenant of Seller (without regard to any limit on the survival of such representations, warranties or covenants); and (iii) any debt, liability or obligation arising out of the Assets or the operation of the Business after the Closing. Seller will give prompt notice to Buyer upon actual knowledge thereof of any claim or condition to which the foregoing indemnification covenant relates; PROVIDED that failure to give such notice shall not preclude any indemnity hereunder unless and to the extent that such failure has actually and materially prejudiced Buyer. Seller must inform Buyer of any claims for breaches of representations and warranties within 12 months following the Closing Date except for breaches of representations and warranties set forth in Section 3.1 and 3.2, as to which there is no limitation as to the date of assertion.

                  (e) Subject to the provisions of Section 5.2(h), Buyer shall have the right to setoff any amount it is obligated to pay to Seller pursuant to this Agreement or the other Transaction Documents against any amount owed by Seller for any reason pursuant to this Agreement or the other Transaction Documents; PROVIDED that where Buyer desires to exercise such setoff right in respect of shares of Buyer Common Stock otherwise deliverable by Seller, Seller may, at its option, elect to pay to Buyer in cash the amount to be setoff, which payment must be made by Seller within five business days of Buyer's notice of claim or Buyer shall again be entitled to exercise such right of setoff.

                  (f) From and after the Closing, if Seller becomes aware of any Asset in its possession that was not delivered to Buyer at Closing, Seller shall promptly notify Buyer of any such Asset, and deliver any such Asset to Buyer in accordance with Buyer's reasonable instructions.

                  (g) From and after the date which is sixty days after the Closing Date, Seller shall, upon the written request of Buyer, immediately destroy or erase all of Seller's copies of the Assets set forth in
SCHEDULE 1.2(a) and, upon Buyer's request, promptly confirm destruction of same by signing and returning to Buyer an "affidavit of destruction" acceptable to Buyer.

                  (h) Except with respect to claims arising from the matter described in Schedule 5.2(c), as to which Seller shall be liable for all amounts up to but not in excess of $250,000, Seller shall not be liable to any Indemnified Party unless an until the aggregate amount of Losses exceed the amount of $100,000, and thereafter Indemnified Party shall be entitled to indemnification only for the aggregate amount of such Losses in excess of $100,000. The aggregate liability, including expenditures for legal fees and disbursements, to which Seller shall be subject pursuant to the provisions of
Section 5.2(c) shall not exceed that number of shares of Buyer Common Stock which equals $2,500,000, based upon the Closing Share Price. Any liability directly to Buyer may be paid by the delivery of shares of Buyer's Common Stock held in escrow pursuant to Section 1.9(a) or may be discharged at the election of the Seller in cash. All damages to which the Indemnified Party may be entitled pursuant to the provisions of Section 5.2(c) shall be net insurance coverage in which Indemnified Party receives the benefits with respect thereto.

                  (i) With respect to disputes arising under Sections 1.9(a), 1.9(b) and 1.9(c), notwithstanding anything to the contrary contained in this Agreement, all disputes shall be settled by arbitration administered by the American Arbitration Association in accordance with the Commercial Arbitration Rules then in effect. The arbitration shall be held in either Virginia or Kansas; the location to be chosen by the respondent within 5 days after receipt of claimant's demand for arbitration. The arbitration shall be conducted in by a panel of three arbitrators to be selected within 15 days after respondent's receipt of claimant's demand for arbitration and in the following manner: Buyer shall select one arbitrator; Seller shall select one arbitrator; and a third arbitrator, chose by the selected party arbitrators, to serve as a neutral chairperson. If one or both of the parties fail to nominate an arbitrator within the time limits specified herein, the American Arbitration Association shall select an arbitrator on the party's behalf. The hearing shall be held no later than 60 days following the appointment of the third arbitrator.

                                   SECTION 6

                               REGISTRATION RIGHTS

         6.1. PIGGYBACK REGISTRATION RIGHTS. If at any time Buyer proposes to register for public offering any of its common stock under the Securities Act (other than a registration statement on Form S-8 or Form S-4, or their successors, or any other form for a similar limited purpose such as a dividend reinvestment plan, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity), whether or not for its own account, Buyer shall furnish prompt (but in no event later than thirty (30) days prior to the filing of the applicable registration statement) written notice to each Shareholder of its intention to effect such registration and the intended method of distribution in connection therewith. Upon the written request of a Shareholder made to Buyer within 15 days after the mailing of such notice by Buyer, Buyer shall include in such registration the number of shares requested for inclusion by such Shareholder (the "Registrable Securities"), subject to the provisions hereof and other customary terms, conditions, limitations and cut-backs relating to the registration of securities generally; PROVIDED, HOWEVER, that all rights granted pursuant to this Section 6 to any Shareholder shall terminate with respect to any Registrable Securities held by such Shareholder upon the earlier to occur of (i) the time as all such Registrable Securities of such Shareholder may immediately be sold pursuant to Rule 144 and/or Rule 145 under the Securities Act within any ninety (90) day period, or (ii) upon the sale of all such Registrable Securities pursuant to a registration statement or Rule 144 and/or Rule 145 under the Securities Act.

         6.2. In addition to the obligations set forth under Section 6.3, in order to include any Registrable Securities of a Shareholder in a registration statement pursuant to this Section 6 that the Shareholder shall furnish to Buyer such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of the Registrable Securities held by such Shareholder. Any such information, or any comments on any such information included in a draft of a registration statement provided to such Shareholder for its comment, shall be provided to Buyer within any reasonable time period requested by Buyer.

         6.3. Each Shareholder shall notify Buyer, at any time when a prospectus is required to be delivered under applicable law, of the happening of any event as a result of which the prospectus included in the applicable registration statement, as then in effect, with respect to information provided or confirmed by such Shareholder, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing. Such Shareholder shall immediately upon the happening of any such event cease using such prospectus.

         6.4. In connection with any underwritten offering of a Shareholder's Registrable Securities, Buyer shall not be required under this Section 6 to register any of such Registrable Securities in connection with such underwritten offering unless such Shareholder accepts the underwriters selected by Buyer and executes an underwriting agreement with such underwriters containing such provisions as are customary in an underwritten offering that includes shares held by selling shareholders. Registrable Securities shall be sold in such offering only in such quantity as the lead managing underwriter determines, in its sole discretion, will not jeopardize the success of the offering by Buyer. To the extent that the lead managing underwriter will not permit the registration of all of the securities sought to be registered, in the case of a registration pursuant to this Section 6, the securities to be included shall be apportioned as follows: (i) first, Buyer and any holders of securities of Buyer exercising any demand registration rights granted to such holders shall be entitled to register all securities that Buyer or such other holders propose to sell for their own account, in such proportion as they shall agree upon; (ii) second, any holders of Buyer securities exercising piggyback registration rights as and to the extent that such registration rights were granted prior to the date hereof and have priority over the registration rights granted to Shareholders hereunder; and (iii) lastly, any Shareholder, together with any holders of other Buyer securities exercising piggyback registration rights as and to the extent that such registration rights rank PARI PASSU with the piggyback registration rights hereunder, shall be entitled to register, on a pro rata basis (based on the number of Registrable Securities which a Shareholder would be entitled, absent any apportionment pursuant to this Section 6.4 to have Buyer register), up to that number of Registrable Securities and other shares of common stock that is equal to the remaining shares of common stock that the lead managing underwriter will permit to be registered after giving effect to the apportionment set forth in clauses (i) and (ii) above, in connection with such offering.

         6.5. If requested by Buyer or a representative of the underwriters of the offering, each Shareholder shall not sell or otherwise transfer or dispose of any securities held by such Shareholder (other than those included in the registration) for a period specified by the representative of the underwriters, not to exceed one hundred eighty (180) days following the effective date of a registration statement of Buyer filed under the Securities Act.

         6.6. Nothing in this Section 6 shall create any liability on the part of Buyer or any other person to any Shareholder if Buyer or any other person should, for any reason, decide not to file a registration statement proposed to be filed or to withdraw such registration statement subsequent to its filing, regardless of any action whatsoever that any Shareholder may have taken, whether as a result of the issuance by Buyer of any notice under this Section 6 or otherwise.

         6.7. Unless otherwise required by law, rule or regulation, if Registrable Securities owned by Shareholders who have made the election provided in Section 6.1 are included in such registration statement, the Buyer shall bear and pay all fees, costs, and expenses incident to such inclusion, including, without limitation, registration fees, blue sky qualification fees, exchange listing fees and expenses, legal fees and disbursements of Buyer's counsel (including blue sky counsel), reasonable legal fees and disbursements of one counsel to the Shareholders, printing costs, costs of any special audits and accounting fees. Each selling Shareholder shall pay all underwriting discounts and commissions with respect to such Shareholder's Registrable Securities, as well as fees and disbursements of counsel (other than the one counsel to the Shareholders) and other advisors for such selling Shareholder and all internal, overhead and other expenses of such selling Shareholder.

         6.8. The Buyer, before filing a registration statement, amendment or supplement thereto, will furnish copies of such documents to legal counsel selected by the Shareholders. In addition, the Buyer will make available for inspection by any selling Shareholder or by any attorney or other agent of any selling Shareholder all information reasonably requested by such persons which relates to such registration. All non-publicly available information provided to any selling Shareholder, or any attorney or agent of any selling Shareholder shall be kept strictly confidential by such selling Shareholder, or attorney or agent of such selling Shareholder so long as such information remains nonpublic.

         6.9. The Buyer will promptly notify each selling Shareholder of the occurrence of any event which renders any prospectus then being circulated among prospective purchasers misleading because such prospectus contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements made, in light of the circumstances in which they were made, not misleading, and the Buyer will amend the prospectus so that it does not contain any material misstatements or omissions and deliver the number of copies of such amendments to each selling Shareholder as each selling Shareholder may require.

         6.10. In connection with any registration of Registrable Securities pursuant to this Agreement, the Buyer shall, at its expense, keep effective and maintain such registration and any related qualification of Registrable Securities under state securities laws for such period not exceeding 120 days as may be necessary for the selling Shareholders, underwriters and selling agents to dispose of such Registrable Securities, from time to time to amend or supplement the Prospectus used in connection therewith to the extent necessary to comply with applicable laws, and to furnish to such selling Shareholders such number of copies of the registration statement, the prospectus constituting a part thereof, and any amendment or supplement thereto as such selling Shareholders may reasonably request in order to facilitate the disposition of the registered Registrable Securities.

         6.11. Subject to the requirements of the applicable securities laws, nothing in this agreement to the contrary shall prevent Shareholders from participating in any tender offer for outstanding Buyer Common Stock, which tender offer is not in violation of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder; PROVIDED that $16.50165 for every share of Buyer Common Stock finally tendered by each Shareholder is set aside, to the reasonable satisfaction of Buyer, secured and made available to Buyer to cover claims that may arise from time to time against such shares under the terms of this Agreement.

                                   SECTION 7

                                  MISCELLANEOUS

         7.1. GOVERNING LAW. This Agreement shall be governed in all respects by the laws of the State of Kansas, without giving effect to any choice or conflict of law provision or rule (whether of the State of Kansas or any other jurisdiction that would cause the application of the laws of any jurisdiction other that the State of Kansas).

         7.2. SURVIVAL. The representations and warranties made herein shall survive any investigation made by the parties and the Closing for a period of 12 months following the Closing Date, except for the representations and warranties set forth in Sections 2.1, 2.2, 2.6, 3.2 and 3.6 which shall survive until the expiration of the applicable statute of limitations governing the assertion of liabilities which are the subject thereof. Except as expressly provided otherwise herein, the covenants and agreements made herein shall survive the Closing.

         7.3. SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the provisions hereof and of the other Transactional Documents shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto. No party may assign any of its rights or obligations hereunder or thereunder without the express written consent of the other party hereto, which consent may not be unreasonably withheld; PROVIDED that any party may assign any and all of its rights and interests hereunder of thereunder to one or more of its affiliates and designate one or more of its affiliates to perform its obligations hereunder; PROVIDED that such party remains liable for full and total performance of its obligations hereunder and thereunder.

         7.4. NOTICES. Any notices authorized to be given hereunder or under any of the other Transactional Documents shall be in writing and deemed given, if delivered personally or by overnight courier, on the date of delivery, if a Business Day, or if not a Business Day, on the first Business Day following delivery, or if mailed, three days after mailing by registered or certified mail, return receipt requested, and in each case, addressed, as follows:

                  If to Buyer:

                  National Information Consortium, Inc.
                  Attention:  President
                  12 Corporate Woods
                  10975 Benson Street, Suite 390
                  Overland Park, KS 66210
                  Facsimile: (913) 498-3472

                  and a copy to:

                  John W. Campbell, Esq.
                  Morrison & Foerster LLP
                  425 Market Street
                  San Francisco, CA  94105
                  Facsimile:  (415) 268-7522

                  If to Seller:

                  Duffy Mazan,
                  Chief Executive Officer
                  Electric Press, Inc.
                  1140 Isaac Newton Square
                  Reston, VA 22090
                  Facsimile: (703) 742-4648

                  and a copy to

                  Jocelyn West Brittin, Esq.
                  McGwire, Woods, Battle & Boothe LLP
                  1750 Tyson's Boulevard
                  McLean, VA 22102
                  Facsimile: (703) 712-5050

or if delivered by telecopier, on a Business Day before 4:00 PM local time of addressee, on transmission confirmed electronically, or if at any other time or day on the first Business Day succeeding transmission confirmed electronically, to the facsimile numbers provided above, or to such other address or telecopy number as any party shall specify to the other, pursuant to the foregoing notice provisions.

         7.5. WAIVER; AMENDMENTS. This Agreement and the other Transaction Documents (i) set forth the entire agreement of the parties respecting the subject matter hereof; (ii) supersede any prior and contemporaneous understandings, agreements, or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof; and

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(iii) may not be amended orally, and no right or obligation of any party may be altered, except as expressly set forth in a writing signed by such party.

         7.6. COUNTERPARTS. This Agreement may be signed in several counterparts.

         7.7. EXPENSES. Each party shall bear its own expenses incurred with respect to the preparation of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

         7.8. POST-CLOSING CONFIDENTIALITY AND PUBLICITY. On and at all times after the date of this Agreement:

                  (a) except to the extent required by law, and until Buyer has made its public announcement regarding this transaction, Seller shall not make any disclosure of any nature (to any of their suppliers, customers, landlords, creditors or employees or to any other person) concerning any of the transactions contemplated by this Agreement or any of the other Transactional Documents except as contemplated by the Transactional Documents agreed to by Buyer, and Seller shall keep the existence and terms of this Agreement and the other Transaction Documents strictly confidential; and

                  (b) Seller shall keep strictly confidential, and shall not use, or disclose to any other person, any non-public document or other information that relates directly or indirectly to the Business or the Assets, including personnel information, secret processes, proprietary know-how, customer lists and other technical or business information included in the Assets and not generally known in similar businesses.

         7.9.     CERTAIN DEFINITIONS.

                  (a) When used in this Agreement, "TRANSACTION DOCUMENTS" shall mean this Agreement, the Seller Services Agreement and the Bill of Sale.

                  (b) When used in this Agreement, "BUSINESS DAY" shall mean a day other than a Saturday, Sunday or a day on which commercial banks in Kansas City, Kansas are generally closed for business.

                  (c) When used in this Agreement, "PERSON" shall mean and include any individual, entity or Authority.

                  (d) When used in this Agreement, "CAUSE" shall mean an employee's conviction of a felony or the willful and deliberate failure of an employee to perform his customary duties, in a manner consistent with the manner reasonably prescribed by the Board of Directors or President of Buyer (other than any failure resulting from his incapacity due to physical or mental illness, disability or death) after not less than thirty (30) days prior written notice from Buyer.

                  (e) When used in this Agreement, "KNOWLEDGE" of a particular fact or other matter shall mean, with respect to an individual, that:

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                           (i) such individual is actually aware of such fact or
         other matter; or

                           (ii) a reasonable individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably diligent investigation concerning the truth or existence of such fact or other matter.

         Seller shall be deemed to have "Knowledge" of a particular fact or other matter if any officer or key employee of Seller has Knowledge of such fact or other matter.

                  (f) When used in this Agreement, "MATERIAL" means, with respect to the representations, warranties and covenants provided herein, a contract, obligation, liability, transaction, breach, Encumbrance, proceeding or other matter or event, if the aggregate amount or value involved with respect to each such contract, obligation, liability, transaction, breach, Encumbrance, proceeding or other matter or event exceeds $10,000.

                  (g) When used in this Agreement, "MATERIAL ADVERSE EFFECT" means, with respect to Seller, (i) any material adverse effect on Seller's business, financial condition, assets, liabilities, operations, financial performance, net income or prospects or (ii) any material adverse effect on Seller's ability to comply with or perform any material covenant or obligation under this Agreement and the other Transactional Documents.

         7.10. SEVERABILITY. In the event any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be unenforceable, the other provisions of this Agreement shall remain in full force and effect.

         7.11.    INTERPRETATION.

                  (a) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

                  (b) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

                  (c) Except as otherwise indicated, all references in this Agreement to "Sections," "Exhibits" and "Schedules" refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.

                  (d) A person shall be deemed to have "knowledge" of a particular fact or matter if (i) such person is actually aware of such fact or other matter or (ii) a reasonable person would be expected to become aware of such fact or other matter in the course of performing such person's ordinary duties and responsibilities in a reasonable and prudent manner consistent with such person's position.

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



         IN WITNESS WHEREOF, the undersigned have executed this Asset Purchase Agreement as of the date first written above.

                                NATIONAL INFORMATION CONSORTIUM, INC.

                                By:   /s/
                                      -----------------------------------------
                                       Name:

                                       Title:

                                ELECTRIC PRESS, INC.

                                By:   /s/
                                      -----------------------------------------
                                       Name:

                                       Title:


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